Exhibit 99.1

   UNIVERSAL TECHNICAL INSTITUTE, INC. REPORTS 24% REVENUE GROWTH AND 32% NET
             INCOME IMPROVEMENT FOR THE FIRST QUARTER OF FISCAL 2005

     PHOENIX, Feb. 2 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the first quarter of fiscal 2005, ended December 31, 2004.

     Operating Performance
     Revenues for the first quarter were $73.3 million, a 24.2% increase from $59.0 million for the same quarter last year. The primary driver of the growth was higher average student enrollment combined with tuition increases.

     Income from operations for the first quarter of fiscal 2005 was $15.5 million, a 10.4% increase from $14.0 million for the first quarter of fiscal 2004. The increase primarily relates to growth in overall revenue partially offset by educational services and facilities and selling, general and administrative costs.

     Operating margin for the first quarter of fiscal 2005 was 21.1%, down from 23.7% for the same quarter last year. This is due to the company expanding its capacity by more than twenty percent during the fourth quarter of fiscal 2004, to allow for future growth of the business. As a result, occupancy cost in the first quarter of 2005, represents a higher percentage of revenue as compared to the prior year quarter. In addition, tool expense for the first quarter of fiscal 2004 was reduced by a change in estimate of approximately $800,000.

     Net income for the first quarter of fiscal 2005 was $9.8 million, or $0.35 per diluted share, a 31.9% increase from $7.5 million, or $0.30 per diluted share, for the same quarter in fiscal 2004. The company's number of weighted average diluted shares outstanding increased in the first quarter of fiscal 2005 to 28.5 million shares from 25.0 million shares for the first quarter of fiscal 2004, primarily as a result of the issuance of 3.3 million shares in connection with the company's initial public offering completed in December 2003.

     "We are excited to announce another strong quarter of top line growth and solid bottom line results," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "Our favorable financial results provide the fuel to invest in our strategy, our people and our infrastructure. During our fourth quarter of fiscal 2004 we increased capacity by more than 20% to support our growth plans for our 2005 fiscal year. We are committed to further strengthening our market leadership position as the largest provider of higher education serving the automotive, diesel, motorcycle and marine industries with the highest level of integrity," concluded McWaters.

     Balance Sheet
     At December 31, 2004, the company had $45.8 million in cash and cash equivalents, compared with $42.6 million at the end of fiscal 2004 ended September 30, 2004. In addition, the company had a restricted investment securing a letter of credit with the Department of Education of approximately $15.9 million at December 31, 2004 and $10.4 million of restricted cash at September 30, 2004.

     At December 31, 2004, the company had shareholders' equity of $66.0 million, compared with shareholders' equity of $55.0 million at September 30, 2004. Cash flow provided from operations was $21.5 million for the first quarter of fiscal 2005, compared with $21.3 million generated for the same quarter last year.

     Student Enrollment Data
     Average undergraduate enrollment for the three months ended December 31, 2004 was 15,525 students, representing an increase of 20.8% from 12,856 students for the same period a year ago. Sequentially, average undergraduate enrollment grew 10.5% from 14,048 students for the fourth quarter of fiscal 2004.

     Undergraduate enrollment at the end of the first quarter of fiscal 2005 was 14,809 students, compared with 12,282 students at the end of the first quarter of fiscal 2004.

     Business Outlook
     The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below.

     Fiscal Year Ending September 30, 2005
     The company is targeting a 21% to 23% increase in net revenue for the year ending September 30, 2005. The above target, as previously discussed, includes an increase to the range of 1% as a result of the favorable average student population anticipated during fiscal 2005. The company is currently planning to open one new campus in Norwood, MA during the fourth quarter of fiscal 2005 with an additional campus in Sacramento, CA opening in the first half of fiscal 2006. A full year of pre-opening costs are anticipated to be incurred for the Norwood facility and a partial year of costs are anticipated to be incurred related to the Sacramento facility. A significant portion of these costs relate to sales and marketing efforts in support of the planned new campus openings. The company expects to report net income margins for fiscal 2005 ranging from 11.0% to 11.5%. The company is raising guidance primarily due to favorable first quarter results combined with a favorable average student population and a better than planned effective tax rate. The company's previous guidance range for net income margin ranged from 10.5% to 11.0%.

     Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (FASB) issued a Statement of Financial Accounting Standard (SFAS) related to accounting for stock based compensation. The pronouncement is effective for interim or annual reporting periods beginning after June 15, 2005. The company estimates the effect of adopting this standard to range from approximately $1.1 million to $1.3 million for the fourth quarter of 2005 on a pre-tax basis. This estimate includes the impact of additional equity awards of approximately 575,000 options which are anticipated to be granted during the second quarter of fiscal 2005. The fiscal 2005 net income margin range includes the impact of this pronouncement.

     Looking further ahead, the company expects to sustain revenue growth over the next two years in the 20% to 25% range. The company anticipates this growth will come from three primary sources:

     *    Enrollment growth in the mid to high teens per year;

     *    Program extension and new elective growth; and

     *    Tuition increases of approximately 3% to 5% per year.

     The company has typically experienced seasonality during the year. Historically, the company has experienced its highest revenue during the fourth quarter of the fiscal year. During the fall, the student population typically reaches its highest point. School is not in session during the one-week holiday break which occurs in December. As a result, first quarter revenue does not correlate to the peak in student population. Operating income typically is the lowest during the third fiscal quarter, ending in June, due to a lower population of students. Significant variations in quarterly operating margins have historically been attributable to expansion related activities. The company's costs do not vary significantly with changes in student population within existing campuses. The company expects quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however, as a result of new school openings, new program introductions and increased enrollments of adult students.

     Conference Call
     Management of Universal Technical Institute, Inc. will hold a conference call to discuss its first quarter fiscal 2005 results today at 3:00 p.m. Phoenix time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

     About Universal Technical Institute
     Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

     Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new campuses or campus expansions, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

              UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (In thousands, except per share amounts)

                                                           Three Months Ended
                                                               December 31,
                                                        ------------------------
                                                           2004          2003
                                                        ----------    ----------
Net Revenues                                            $   73,336    $   59,043

Operating expenses:
 Educational services and facilities                        33,353        25,602
 Selling, general and administrative                        24,507        19,426
     Total operating expenses                               57,860        45,028
Income from operations                                      15,476        14,015

Other (income) expense:
 Interest income                                              (258)          (25)
 Interest expense                                               41           815
 Other expense                                                  --           752
     Total other expense                                      (217)        1,542
Income from continuing operations and before
 income taxes                                               15,693        12,473
Income tax expense                                           5,865         5,020
Net income                                                   9,828         7,453
Preferred stock dividends                                       --           776
Net income available to common shareholders             $    9,828    $    6,677

Earnings per share:
Net income per share - basic                            $     0.35    $     0.43
Net income per share - diluted                          $     0.35    $     0.30

Weighted average number of common shares outstanding:
Basic                                                       27,797        15,439
Diluted                                                     28,479        25,042

Other Data:
Depreciation and amortization (1)                       $    2,201    $    2,095
Number of campuses                                               8             7
Average undergraduate enrollment                            15,525        12,856

                                                             For the Period Ended
                                                        -----------------------------
                                                         December 31,   September 30,
                                                            2004            2004
                                                        -------------   -------------
Balance Sheet Data:
Cash and cash equivalents                               $      45,760   $      42,602
Current assets                                          $      87,689   $      77,128
Working capital                                         $      16,623   $       6,612
Total assets                                            $     148,493   $     136,316
Total long-term debt                                    $           4   $           6
Total debt                                              $          16   $          43
Redeemable convertible preferred stock                  $          --   $          --
Total shareholders' equity (deficit)                    $      66,005   $      55,025

(1) Depreciation and amortization includes amortization of the restricted investment of $56 for the three months ended December 31, 2004.

SOURCE  Universal Technical Institute, Inc.
     -0-                             02/02/2005
     /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., 623-445-9402; or General Information, Laurie Berman, 310-854-8315, or Investor/Analyst Information, Jill Fukuhara, 310-854-8312, both of Financial Relations Board, for Universal Technical Institute, Inc./
     /Web site:  http://www.uticorp.com /